EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
ASP FLAG INTERMEDIATE HOLDINGS, INC.,
ASP FLAG MERGER SUB, INC.
and
FOUNDATION BUILDING MATERIALS, INC.
Dated as of November 14, 2020

    i

(Continued)
Page

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Page

INDEX OF DEFINED TERMS

Definition         Location
Acquisition Proposal    Section 5.4(h)(i)
Action    Section 3.9
Adverse Recommendation Change    Section 5.4(c)
Affiliate    Section 8.3(a)
Agreement    Preamble
Alternative Acquisition Agreement    Section 5.4(c)
Antitrust Law    Section 5.7(g)
ARC    Section 5.7(b)
ARC Request    Section 5.7(b)
Book-Entry Shares    Section 2.3(b)
Borrowed Money Indebtedness    Section 8.3(b)
Business Day    Section 8.3(c)
CARES Act    Section 8.3(d)
CERCLA    Section 3.13(a)
Certificate of Merger    Section 1.3
Certificates    Section 2.3(b)
Closing    Section 1.2
Closing Date    Section 1.2
Code    Section 2.4
Collection Costs    Section 7.3(d)
Commissioner    Section 8.3(e)
Company    Preamble
Company Balance Sheet    Section 3.6
Company Board    Recitals
Company Bylaws    Section 3.1(b)
Company Charter    Recitals
Company Disclosure Letter    Article III
Company Equity Awards    Section 2.2(b)
Company Option    Section 2.2(b)
Company Plans    Section 3.11(a)
Company Recommendation    Recitals
Company Registered IP    Section 3.18(a)
Company RSU Award    Section 2.2(a)
Company SEC Documents    Section 3.5(a)
Company Stock Plan    Section 2.2(a)
Company Stockholder Approval    Section 8.3(f)
Company-Paid Termination Fee    Section 7.3(b)(i)
Competition Act    Section 8.3(g)
Competition Act Approval    Section 8.3(h)
Confidentiality Agreement    Section 5.6(b)
Continuing Employee    Section 5.8(a)
Contract    Section 3.4(a)
control    Section 8.3(i)
COVID-19    Section 8.3(j)

INDEX OF DEFINED TERMS
(Continued)

Definition         Location
COVID-19 Measures    Section 8.3(k)
Credit Agreements    Section 8.3(l)
Debt Commitment Letter    Section 8.3(m)
Debt Financing    Section 8.3(n)
Delaware Secretary of State    Section 1.3
DGCL    Section 1.1
Dissenting Shares    Section 2.5
DTC    Section 2.3(e)
DTC Payment    Section 2.3(e)
Effective Time    Section 1.3
Environmental Laws    Section 3.13(c)(i)
Environmental Permits    Section 3.13(c)(ii)
Equity Commitment Letter    Section 4.8(a)
ERISA    Section 3.11(a)
ERISA Affiliate    Section 8.3(p)
Exchange Act    Section 3.4(b)
Financing Sources    Section 8.3(o)
FIRPTA Certificate    Section 1.8
Foreign Antitrust Laws    Section 3.4(b)
GAAP    Section 3.5(b)
Governmental Entity    Section 3.4(b)
HSR Act    Section 3.4(b)
Indemnified Parties    Section 5.10(a)
Information Statement    Section 3.4(b)
Intellectual Property    Section 3.18(f)(i)
Intervening Event    Section 5.4(h)(ii)
IRS    Section 3.11(a)
IT Systems    Section 3.18(d)
knowledge    Section 8.3(q)
Law    Section 3.4(a)
Licensed Intellectual Property    Section 3.18(a)
Liens    Section 3.2(d)
LSF9 LTIP    Section 5.8(d)
Material Adverse Effect    Section 3.1(a)
Material Contracts    Section 3.15
Materials of Environmental Concern    Section 3.13(c)(iii)
Measurement Date    Section 3.2(a)
Merger    Section 1.1
Merger Consideration    Section 2.1(a)
Merger Sub    Preamble
No-Action Letter    Section 8.3(f)
NYSE    Section 3.4(b)
Outside Date    Section 7.1(b)(i)
Owned Intellectual Property    Section 3.18(f)(ii)
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INDEX OF DEFINED TERMS
(Continued)

Definition         Location
Parent    Preamble
Parent Material Adverse Effect    Section 4.1(a)
Parent Plan    Section 5.7(b)
Paying Agent    Section 2.3(a)
Payment Fund    Section 2.3(a)
Payoff Letters    Section 5.20
Permits    Section 3.10
Person    Section 8.3(r)
Personal Information IP    Section 3.18(f)(iii)
Preferred Stock    Section 3.2(a)
Principal Stockholder    Section 8.3(s)
Privacy Laws    Section 3.18(f)(iv)
Related Party    Section 8.3(t)
Representatives    Section 5.4(a)
Required Funds    Section 4.8(a)
SEC    Section 3.4(b)
Securities Act    Section 3.5(a)
Share    Section 2.1(a)
Special Committee    Recitals
Special Committee Financial Advisor    Section 3.21
Sponsor    Section 8.3(u)
Stockholder Approval Deadline    Section 5.5(a)
Stockholder Written Consent    Section 5.5(a)
Subsidiary    Section 8.3(v)
Superior Proposal    Section 5.4(h)(iii)
Surviving Corporation    Section 1.1
Takeover Laws    Section 3.19
Tax Receivable Agreement    Recitals
Tax Returns    Section 3.14(e)(ii)
Taxes    Section 3.14(e)(i)
TRA Termination Agreement    Recitals
Trade Secrets    Section 3.18(b)

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2020, among ASP Flag Intermediate Holdings, Inc., a Delaware corporation (“Parent”), ASP Flag Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Foundation Building Materials, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement, declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole stockholder of Merger Sub, approve and adopt this Agreement by written consent immediately following the execution and delivery of this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board”), acting on the unanimous recommendation of the special committee of the Board of Directors consisting solely of independent members of the Company Board (the “Special Committee”), has (a) determined that the terms of this Agreement, the Merger (as defined below) and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders generally, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) subject to Section 5.4, resolved to recommend that the Company’s stockholders approve and adopt this Agreement (such recommendation, the “Company Recommendation”), (d) approved, in accordance with Article VI of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”), the approval and adoption of this Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL (as defined below) and (e) approved the TRA Termination Agreement (as defined below);
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Principal Stockholder are entering into an agreement providing for the termination of that certain Tax Receivable Agreement, dated as of February 8, 2017 (the “Tax Receivable Agreement”), with such agreement substantially in the form attached hereto as Exhibit A (the “TRA Termination Agreement”), pursuant to which, on the date of and immediately after, but subject to, the consummation of the Merger, the Company shall pay the Principal Stockholder the Termination Payment (as defined in the TRA Termination Agreement) in accordance with the TRA Termination Agreement and the Tax Receivable Agreement will thereafter be terminated;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Principal Stockholder has entered into a restrictive covenant agreement dated as of the date hereof and effective as of the Closing in the form attached hereto as Exhibit B; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.
Section 1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. Central time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 2001 Ross Avenue, Suite 2100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that notwithstanding the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), in no event shall Parent be obligated to consummate the Closing prior to January 31, 2021; provided, further, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Section 1.3     Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5     Certificate of Incorporation; Bylaws.
(a) At the Effective Time, and by virtue of the Merger, the Company Charter shall be amended and restated to read in its entirety as set forth in Exhibit C hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.
(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated to read in their entirety as set forth in Exhibit D hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.
Section 1.6     Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation upon the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
Section 1.7     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation upon the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.8     FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate and form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) (the “ FIRPTA Certificate”) along with written authorization for Parent to deliver the FIRPTA Certificate to the IRS on behalf of the Company upon the Closing of the Merger. The Company’s obligation to deliver the FIRPTA Certificate shall not be considered a condition precedent to the Closing of the Merger.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
Section 2.1     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)     Each share of common stock, par value $0.001 per share, of the Company (a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares), shall thereupon be converted automatically into and shall thereafter represent the right to receive $19.25 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.

(b)     Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)     Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)     If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any merger, consolidation or other event or similar transaction, the Merger Consideration shall be equitably adjusted, to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.2     Treatment of Company Equity Awards.

(a)     At the Effective Time, each grant of restricted stock units (each, a “Company RSU Award”) granted under the Foundation Building Materials, Inc. 2017 Stock Incentive Plan (the “Company Stock Plan”) that is outstanding immediately prior to the Effective Time shall fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such Company RSU Award. Following the Effective Time, no Company RSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Company RSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2(a) in exchange for such Company RSU Award in accordance with this Section 2.2(a).

(b)     At the Effective Time, each option to purchase Shares (each, a “Company Option” and together with the Company RSU Awards, the “Company Equity Awards”) granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time shall fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the remainder, if positive of (A) the Merger Consideration minus (B) the exercise price per Share of such Company Option multiplied by (ii) the number of Shares subject to such Company Option. Notwithstanding the foregoing, in the event the exercise price per Share of a Company Option exceeds or equals the Merger Consideration, such Company Option shall be canceled at the Effective Time for no consideration. Following the Effective Time, no Company Option that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2(b) in exchange for such Company Option in accordance with this Section 2.2(b).

(c)     Prior to the Effective Time, the Company Board or a duly authorized committee thereof shall adopt such resolutions as may be reasonably required to (i) effectuate the provisions of this Section 2.2 and (ii) terminate the Company Stock Plan and all outstanding awards thereunder subject to receipt of the consideration set forth in this Section 2.2. The Surviving Corporation shall pay through its payroll the amounts due in accordance with this Section 2.2 no later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three Business Days following the Effective Time.
Section 2.3     Exchange and Payment.

(a)     Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 2.1 (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b)     Promptly after the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares that were outstanding and represented by a certificate or outstanding certificates (“Certificates”) immediately prior to the Effective Time and were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form of the Paying Agent as agreed to by Parent and shall include a customary waiver of rights as a former equityholder of the Company) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (without interest and subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be canceled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares that were outstanding and represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c)     If payment of the Merger Consideration is to be made to a Person (as defined below) other than the Person in whose name any Share represented by any surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share represented by such Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)     Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(e)     Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Paying Agent shall not invest any cash included in the Payment Fund unless otherwise directed by Parent; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to satisfy fully all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency of cash required to satisfy fully such cash payment obligations. Any interest and other income resulting from such investments shall be for the sole benefit of the Surviving Corporation and shall be payable to the Surviving Corporation.

(h) At any time following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to former holders of Shares represented by Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares.

(i)     If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
Section 2.4     Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Equity Awards or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is

required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law; provided, that Parent shall consult with the Principal Stockholder in good faith prior to withholding any amounts payable to any Company stockholder hereunder. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.5     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL and does not vote such Shares in favor of the Merger or consent thereto in writing (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights of appraisal (including providing Parent with copies of all notices and demands) and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as disclosed or reflected in the Company SEC Documents filed or furnished after January 1, 2019 and at least two Business Days prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in the Company Disclosure Letter with respect to a particular section or subsection of this Agreement shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1     Organization, Standing and Power.

(a)     The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, occurrence or effect that would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate; (3) actions required under this Agreement and approved by Parent in accordance with Section 5.7 to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any other transaction contemplated hereby; (4) (x) changes after the date of this Agreement in any applicable Laws (including any COVID-19 Measures) or (y) changes after the date of this Agreement in GAAP or in applicable accounting regulations or principles or interpretations thereof; (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change in price or trading volume that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (6) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (7) geopolitical conditions or any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (8) natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other weather conditions or other acts of God; (9) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 Measures, business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement; (10) any national or international political or social conditions, including the engagement in, or escalation, outbreak or worsening of, hostilities in or by any country or the occurrence of any act of war or any similar act of terrorism, civil unrest, protests, public demonstrations or the response of any

Governmental Entity thereto; (11) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any stockholder of the Company with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; provided, that in no event shall this clause (11) impact the Company’s representations in Section 3.4; or (12) any actions taken (or omitted to be taken) at the express written direction of Parent (except to the extent the Company was prohibited from taking such action pursuant to Section 5.1 and requested the consent of Parent to take such action); provided, in the case of clauses (1), (2), (4), (7), (8) and (10), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate; provided, further, that in such event, only the incremental disproportionate impact shall be taken into account when determining whether there has been a “Material Adverse Effect”.

(b)     The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company Charter and amended and restated bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

(c)     Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company. Each of the Subsidiaries of the Company (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (i), (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2     Capital Stock.

(a)     The authorized capital stock of the Company consists of (a) 190,000,000 Shares and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of November 12, 2020 (the “Measurement Date”), (i) 43,207,120 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding and (iv) an aggregate of 2,313,643 Shares were subject to or otherwise deliverable in connection with outstanding Company Equity Awards issued pursuant to the Company Stock Plan.

(b)     Except as set forth above and except for changes since the Measurement Date resulting from the vesting or settlement of Company Equity Awards outstanding on such date as reflected on Section 3.2(e) of the Company Disclosure Letter, and except as pursuant to the LSF9 LTIP, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities of the Company or (3) stock appreciation rights, “phantom” stock rights, performance units, restricted stock units, interests or other rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights or (4) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(c)     There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(d)     Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company as set forth on Section 3.2(d)(i) of the Company Disclosure Letter and except as set forth on Section 3.2(d)(ii) of the Company Disclosure Letter are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for liens under applicable securities Laws.

(e)     Section 3.2(e) of the Company Disclosure Letter sets forth with respect to each outstanding Company Equity Award as of the Measurement Date, (i) the name of the holder of such Company Equity Award, (ii) the date of grant, (iii) the status as vested or unvested and the vesting schedule, (iv) the number of shares subject to each Company RSU Award, and (v) with respect to each Company Option, (A) the number or amount of securities as to which such Company Option is exercisable and (B) the exercise price.

Section 3.3     Authority.

(a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (x) obtaining the Company Stockholder Approval and (y) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board, acting on the unanimous recommendation of the Special Committee, unanimously adopted resolutions (a) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders generally, (b) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) subject to Section 5.4, resolving to make the Company Recommendation, (d) approving, in accordance with Article VI of the Company Charter, the approval and adoption of this Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL and (e) approved the TRA Termination Agreement.

(b)     The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required to consummate the Merger. No other vote of the holders of any other class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby other than the Merger.
Section 3.4     No Conflict; Consents and Approvals.

(a)     The execution, delivery and, subject to obtaining the Company Stockholder Approval, performance of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any applicable federal, state, local, foreign or transnational law, rule, regulation, order, judgment or decree or COVID-19 Measure (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)     The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the Securities and Exchange Commission (“SEC”) and such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including, assuming the execution and delivery of the Company Stockholder Approval as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Shares of an information statement on Schedule 14C (the “Information Statement”) prepared pursuant to Section 14(c) of the Exchange Act, and any filings required under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
Section 3.5     SEC Reports; Financial Statements.

(a)     The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2019 (all such forms, reports, statements, certificates and other documents filed or furnished or incorporated by reference therein since January 1, 2019, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC or its staff.

(b)     The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2019 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)     Since January 1, 2019, the Company has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. Since January 1, 2019, the Company has maintained internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)     As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC

Documents and, to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e)     Since January 1, 2019, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f)     No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.
Section 3.6     No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, known or unknown, or due or to become due, that would be required by GAAP to be recorded or reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2020 (the “Company Balance Sheet”) (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since the date of the Company Balance Sheet, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the Merger and the other transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
Section 3.7     Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement.
Section 3.8     Absence of Certain Changes or Events. Except in connection with the Merger and the other transactions contemplated hereby, since the date of the Company Balance Sheet through the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (b) there has not been any event, change, occurrence or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) the Company has not taken any action that would have required the prior written consent of Parent under Section 5.1(b)(i), (iii), (iv), (v), (viii), (ix), (x), (xi), (xii) or (xiii) if such action had been taken after the date of this Agreement and prior to the Closing.

Section 3.9     Litigation. As of the date hereof, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties that seeks damages reasonably expected to be in excess of $1,000,000 and for which insurance coverage is not available under any of the insurance policies maintained by the Company and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any material judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 3.10     Compliance with Laws. Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Sections 3.11, 3.13 and 3.14, respectively), the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. None of the Company or any of its Subsidiaries has received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, except for any such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.11     Benefit Plans.

(a)     The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plan” (within the meaning of ERISA section 3(37)), and stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, medical, life insurance, and other employee benefit plan, agreements program, policy or other arrangement, whether or not subject to ERISA, whether written or unwritten, that is sponsored by the Company or its Subsidiaries or under which any employee of the Company or its Subsidiaries has any present or future right to benefits, or under which the Company or its Subsidiaries have any present or future liability (all such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”). With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable (i) any related trust agreement or other funding instrument and all amendments thereto, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description, (iv) for the most recent plan year, (A) the IRS Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial or other valuation reports, and (v) written summaries of all material unwritten Company Plans.

(b)     With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)     each Company Plan has been established and administered in accordance                 with its terms and in compliance with the applicable provisions of ERISA and the Code, and all contributions required to be made under the terms of any Company Plan have been timely made;
(ii)     each Company Plan intended to be qualified under Section 401(a) of the Code has received or is entitled to rely upon a favorable determination or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan or result in the loss of qualified status of each trust intended to qualify under Section 501(a) of the Code;
(iii)    no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan; and
(iv)     there is no Action (including any investigation, audit or other administrative proceeding) by any Governmental Entity or by any Company Plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits).
(c)     Neither the Company, its Subsidiaries, nor any of their respective ERISA Affiliates has at any time sponsored or has ever been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA) (each such plan, a “Multiemployer Plan”), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) a plan or arrangement providing for post-employment health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state Laws, at the sole expense of such Person).

(d)     With respect to any Multiemployer Plan: (i) all contributions required to be made by the Company, its Subsidiaries or any of their respective ERISA Affiliates to any such plan have been timely made, (ii) none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to withdrawal liability if, as of the Closing Date, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan, (iii) no event has occurred, or to the knowledge of the Company, is reasonably expected to occur that could result in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan, (iv) no Multiemployer Plan is in “reorganization” or “insolvent” (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively) or has been determined to be in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA and (v) to the extent available to the Company as of the date hereof, the Company has provided a copy of the notice under Section 101(l) of ERISA pertaining to its estimated withdrawal liability under Title IV of ERISA for the most recently completed plan year.

(e)     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger, shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to, or increase any payment or benefit payable to, any current or former employee, individual independent contractor or director of the Company or its Subsidiaries or under any Company Plan, (ii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Company Plan, or (iii) limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by applicable Law). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code, or any other amount that would be nondeductible to the Company pursuant to Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to indemnify or provide any gross-up or other payment to any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(f)     Section 3.11 of the Company Disclosure Letter identifies the actions material to the Company taken as of the date of this Agreement by the Company with respect to the Company’s or its Subsidiaries’ employees or directors, including with respect to such individual’s compensation or benefits, in each case, in response to COVID-19.
Section 3.12     Labor Matters.
(a)    Except as set forth on Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. As of the date hereof, there is no material labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.
(b)    There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of any individual by the Company or its Subsidiaries that, are individually or in the aggregate material to the Company and its Subsidiaries taken as a whole.
Section 3.13     Environmental Matters.
(a)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in the environmental assessments previously made available to Parent and Merger Sub: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) which compliance includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) neither the Company nor any Subsidiary, nor to the knowledge of the Company, any other Person has released Materials of Environmental Concern (as defined below) at or under or from any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.
(b)     The Company has made available to Parent and Merger Sub copies of all material environmental, health and safety assessments, audits, investigations or similar reports related to the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any of their respective predecessors and copies of all material, non-privileged documentation relating to any pending or threatened claim alleging material non-compliance or material liability under Environmental Laws.
(c)     Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.6 and this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(d)     For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i)     “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, decrees or other legal requirements relating to the protection of the environment, including the quality of the ambient air, soil, surface water or groundwater, natural resources, and human health and safety as it relates to the presence or exposure to Materials of Environmental Concerns, or natural resources.
(ii)     “Environmental Permits” means all Permits required under or necessary to comply with applicable Environmental Laws.
(iii)     “Materials of Environmental Concern” means any petroleum, per- and polyfluorinated alkyl substances, and any material, substance or waste classified, defined, regulated or otherwise characterized as hazardous, acutely hazardous, toxic, radioactive, or as a pollutant or contaminant or words of similar meaning under applicable Environmental Laws, including CERCLA or the federal Resource Conservation and Recovery Act.
Section 3.14     Taxes. All material Tax Returns (as defined below) required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects.
(b)     Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax.
(c)     No claim that remains outstanding has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(d)     No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.
(e)     The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Entity all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party.
(f)     There are no proceedings now pending, or to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax.

(g)     Neither the Company nor any of its Subsidiaries has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).
(h)     No Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company or any of its Subsidiaries to any employee or individual service provider have been deferred as permitted under the CARES Act.

(i)     As used in this Agreement:

(i)     “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

(ii)     “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.
Section 3.15     Contracts. Section 3.15 of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound (other than a Contract solely between or among the Company and its wholly-owned Subsidiaries) that (a) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, in each case that is material to the Company and its Subsidiaries, taken as a whole, and after the Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (b) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (c) requires the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons, which Contract is material to the Company and its Subsidiaries, taken as a whole (other than any licenses or other Contracts entered into in the ordinary course), (d) is material to the formation, creation, operation, management or control of any partnership or joint venture, (e) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (f) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, (g) is a lease of real or personal property providing for annual payments of $500,000 or more, (h) relates to Borrowed Money Indebtedness of the Company or any of its Subsidiaries (A) in a principal amount that exceeds $250,000 or (B) which imposes a Lien on assets of the Company or any of its Subsidiaries with a value in excess of $500,000, (i) is a material partnership, limited liability company, joint venture or other similar agreement or arrangement involving the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, (j) is a Contract providing for the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations, (k) contains any license or other right with respect to any Intellectual Property that is material to the conduct of the business or the Company and its Subsidiaries (other than inbound (x) licenses for off-the-shelf software commercially available on standard and non-negotiable terms for an aggregate fee of no more than $100,000 and (y) non-exclusive licenses to Intellectual Property that are merely incidental to the primary purpose of such Contract) or (l) is not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations) described in the foregoing clauses (a) through (k) that has or would reasonably be likely to involve payments or receipts in excess of $15,000,000 in any year (such Contracts required to be listed pursuant to clauses (a) through (l) above, the “Material Contracts”). A true, correct and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.16     Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company and its Subsidiaries provide coverage for the risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets as management has determined to be reasonably prudent.
Section 3.17     Properties. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. No representation is made under this Section 3.17 with respect to any Intellectual Property or Intellectual Property rights, which are the subject of Section 3.18.
Section 3.18     Intellectual Property and Data Privacy.
(a)     Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyrights and Internet domain names owned or purported by the Company to be owned by the Company or any of its Subsidiaries on the date of this Agreement and that are material to the businesses of the Company and its Subsidiaries taken as a whole (collectively, “Company Registered IP”). All Intellectual Property required to be disclosed in Section 3.18(a) of the Company Disclosure Letter is subsisting, and to the knowledge of the Company, valid and enforceable. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all right, title and interest in and to all Owned Intellectual Property is solely and exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens, and all other material Intellectual Property used, practiced or held for use or practice by the Company or any of its Subsidiaries (the “Licensed Intellectual Property”) is validly licensed to the Company or its Subsidiaries pursuant to a valid and enforceable written Contract. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the ownership, use, validity or enforceability of any Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all Intellectual Property necessary and sufficient to enable the Company and each its Subsidiaries to conduct their respective businesses as currently conducted.
(b)     Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons (“Trade Secrets”) material to the business of the Company or any of its Subsidiaries as currently conducted, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.
(c)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating, and, since January 1, 2019, have not infringed upon, misappropriated or otherwise violated, any Intellectual Property of any third party in connection with the conduct of their respective businesses in any material respect, and neither the Company nor any of its Subsidiaries has received since January 1, 2019 any written notice or claim asserting that any such infringement, misappropriation or other violation has occurred or is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the

Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property and (iii) no Owned Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(d)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries takes, and has taken, commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of all material information technology, computers, computer systems and communications systems owned, operated, leased or licensed by the Company or any of its Subsidiaries (collectively, the “IT Systems”) (and all software, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate in all material respects for the operation of the respective businesses of the Company and each of its Subsidiaries as currently conducted. To the knowledge of the Company, there have been no (i) security breaches or unauthorized use, access or intrusions of any IT Systems or (ii) outages of any IT Systems that have caused or resulted in a material disruption to the businesses of the Company or any of its Subsidiaries.

(e)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on the behalf of the Company or its Subsidiaries have complied with (i) all applicable Privacy Laws, (ii) all of the Company’s and its Subsidiaries’ respective public facing policies and notices regarding Personal Information, and (iii) all of the Company’s and its Subsidiaries’ respective contractual obligations with respect to Personal Information. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company’s or its Subsidiaries’ privacy policies or notices have contained any omissions or been misleading or deceptive. Since January 1, 2018, the Company and its Subsidiaries have (i) implemented and maintained reasonable and appropriate technical and organizational safeguards to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or its Subsidiaries has implemented and maintained the same. To the knowledge of the Company, any third party who has provided Personal Information to the Company has done so in compliance with applicable Privacy Laws. In each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or its Subsidiaries or collected, used or processed by or on behalf of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information. As of the date of this Agreement, the Company has not been charged with, or received any written notice of any material claims of, or material investigations or inquires related to, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information.

(f)     As used in this Agreement:

(i)     “Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property, whether statutory, common law or otherwise, including all: (A) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof; (B) all trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and all registrations and applications to register, and renewals of, the foregoing, and all goodwill associated with any of the foregoing; (C) all Trade Secrets; (D) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral” rights, copyright registrations and applications therefor and corresponding rights in works of authorship; (E) all Internet domain names and all registrations therefor; and (F) all other intellectual property rights arising from software and technology.

(ii)     “Owned Intellectual Property” means all Intellectual Property that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

(iii)     “Personal Information” means, in addition to any definition for this or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company or its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device.

(iv)     “Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including (for the avoidance of doubt) the Payment Card Industry Data Security Standard (PCI-DSS).
Section 3.19     State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States and applicable to the Company applies to this Agreement, the Merger or any of the other transactions contemplated hereby.
Section 3.20     Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof no executive officer or director of the Company or the Principal Stockholder or its Affiliates (other than the Company and its Subsidiaries) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.
Section 3.21     Brokers. No broker, investment banker, financial advisor or other Person, other than (a) RBC Capital Markets, LLC and (b) Evercore Group L.L.C. (the “Special Committee Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company (or the Special Committee) or any of its Subsidiaries.
Section 3.22     Opinion of Financial Advisor. The Special Committee Financial Advisor has delivered to the Special Committee its written opinion (or oral opinion to be confirmed in writing) to the effect that as of the date of such opinion the Merger Consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders (other than the Principal Stockholder), and a true and complete copy of which has been or will be provided to Parent as soon as practicable after the date of this Agreement.
Section 3.23     No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
Section 4.1     Organization, Standing and Power.

(a)     Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or any of the transactions contemplated hereby.

(b)     Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.
Section 4.2     Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company constitutes a valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).
Section 4.3     No Conflict; Consents and Approvals.

(a)     The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clause (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)     The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as are necessary to comply with the applicable requirements of the NYSE, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4     Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Information Statement.

Section 4.5     Litigation. Except for those that would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole, as of the date hereof, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 4.6     Ownership and Operations of Merger Sub. Parent and Merger Sub have been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Parent consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Parent is, and at the Effective Time will be, owned directly or indirectly by Sponsor. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.
Section 4.7     Reserved.

Section 4.8     Financing.

(a)     Parent has delivered to the Company a true, correct and complete copy of a duly executed equity commitment letter, dated as of the date of this Agreement, between the Parent and the Sponsor (such letter, the “Equity Commitment Letter”) pursuant to which the Sponsor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, cash amounts (the “Financing”) to pay (i) the Merger Consideration payable at Closing pursuant to Section 2.3, and all other amounts payable pursuant to Article II, (ii) for repayment, prepayment or discharge (after giving effect to the Merger) of the principal of, and interest on, outstanding indebtedness for borrowed money of the Company and its Subsidiaries, (iii) all fees and expenses required to be paid in connection with the transactions contemplated hereby, including any indemnification or reimbursement obligations pursuant to Section 5.15(e) and Section 5.15(f), and (iv) the Termination Payment (collectively, the “Required Funds”).

(b)     As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Financing have not been amended or modified, (ii) no such amendment or modification is contemplated, (iii) the respective commitments contained in the Equity Commitment Letter have not been withdrawn, terminated or rescinded in any respect and (iv) there are no other Contracts, agreements, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letter.

(c)     Assuming the Financing is funded in accordance with the terms and conditions of the Equity Commitment Letter, the Financing is sufficient to pay the Required Funds.

(d)     The Equity Commitment Letter (in the forms delivered by Parent to the Company) has been duly executed and delivered by Parent, Merger Sub and the Sponsor, as applicable, and, assuming the due authorization, execution and delivery by the other parties signatory thereto, constitutes a valid and binding obligation of Parent, Merger Sub and the Sponsor, as applicable, enforceable against such party in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies (express or implied) related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which any of the Sponsor, Parent, Merger Sub or any of their respective Affiliates is a party. No party to the Equity Commitment Letter is in violation or breach of any of the terms or conditions set forth therein, and as of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure to satisfy a condition precedent set forth in the Equity Commitment Letter, or (B) result in any portion of the Financing being unavailable on the Closing Date, assuming the conditions to the Financing are satisfied. As of the date of this

Agreement, Parent has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Financing to be satisfied by it or (ii) the full amount of the Financing will not be available on the Closing Date. No party to Equity Commitment Letter has notified Parent of its intention to terminate any of the commitments set forth in the Equity Commitment Letter or not to provide the Financing and as of the date of this Agreement and no termination of any commitment set forth in the Equity Commitment Letter is contemplated by Parent. Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Equity Commitment Letter.
Section 4.9     Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which was delivered in connection with the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby.

Section 4.10     Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.
Section 4.11     Brokers. Neither Parent, Merger Sub or their Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except for Persons whose fees and expenses shall be paid by Parent.
Section 4.12     No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article III hereof, each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of each of their respective Related Parties) that neither the Company nor any other Person on behalf of the Company or otherwise has made, and that none of Parent, Merger Sub or any of their respective Related Parties has relied upon, any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries, any of their respective businesses or any other matter in connection with their entry into this Agreement, agreement to consummate the Merger and the other transactions contemplated by this Agreement or otherwise. None of the Company, any of the Company’s Related Parties or any other Person will have or be subject to any liability to Parent, Merger Sub, any of their respective Related Parties or any other Person resulting from the distribution to Parent, Merger Sub, any of their respective Related Parties or any other Person, or any of the foregoing’s use of, any such information, including any information, documents, projections, forecasts or other material made available to any of the foregoing or any other Person in certain “data rooms” or management presentations in expectation of, or in connection with, this Agreement, the Merger, the other transactions contemplated by this Agreement or otherwise.

Section 4.13     Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the Merger and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and its Subsidiaries or otherwise, except as expressly set forth in Article III. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that none of Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing will have any claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.
ARTICLE V
COVENANTS
Section 5.1 Conduct of Business of the Company.

(a)     The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law (including COVID-19 Measures and similar Laws) or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its businesses; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b)     Between the date of this Agreement and the Closing Date, except (w) as contemplated or permitted by this Agreement, (x) as disclosed in Section 5.1 of the Company

Disclosure Letter, (y) as required by applicable Law (including COVID-19 Measures and similar Laws), or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:
(i)     amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments (other than amendments to the governing documents of any wholly-owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(ii)     issue, deliver, sell, encumber, pledge, dispose of or encumber any shares of capital stock or other equity securities or voting interests, or grant to any Person any right to acquire any shares of its capital stock or other equity securities or voting interests, except pursuant to the vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement as set forth on Section 3.2(e) of the Company Disclosure Letter;

(iii)     declare, set aside, make or pay, or set a record date for or set aside payment for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(iv)     adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises, withholding of Taxes or similar transactions pursuant to the vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement or permitted to be granted after the date of this Agreement), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)     subject to the provisions of Section 5.1(b)(v) of the Company Disclosure Letter, (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any division, corporation, partnership, Person or other business organization or division thereof, in each case, in excess of $10,000,000 individually or $30,000,000 in the aggregate, other than (x) those acquisitions as set forth on Section 5.1(b)(v) of the Company Disclosure Letter and (y) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (B) sell, assign, transfer, convey, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, assets or other business organization or division thereof, in each case, which is or are material to the Company and its Subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets (other than Intellectual Property) in the ordinary course of business or pursuant to obligations under Contracts existing as of the date of this Agreement;

(vi)     (A) sell, assign, transfer, license, abandon, allow to lapse or expire, otherwise dispose of or grant any rights in any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the ordinary course of business consistent with past practice or with respect to immaterial or obsolete Owned Intellectual Property) or (B) disclose any material Trade Secret of the Company or any of its Subsidiaries to any other Person (other than in the ordinary course of business to a Person bound by sufficient written confidentiality obligations);

(vii)     except (x) as permitted in Section 5.1(b)(v), (y) as set forth on Section 5.1(b)(vii) of the Company Disclosure Letter, or (y) in the ordinary course of business, enter into any Contract reasonably expected to result in future payments by or to the Company or any of its Subsidiaries of more than $1,000,000 in any twelve-month period.

(viii)     except as permitted in Section 5.1(b)(v), authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(viii) of the Company Disclosure Letter;

(ix)     (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur, guarantee or become liable for any indebtedness for borrowed money or any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness for borrowed money, debt securities or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, other than indebtedness under the Company’s Credit Agreements not to exceed $30,000,000 in the aggregate, which indebtedness is incurred in the ordinary course of business or pursuant to Section 5.1(b)(v)(A);

(x)     except to the extent required by applicable Law (including Section 409A of the Code) or an existing Company Plan as of the date hereof or as set forth on Section 5.1(b)(x) of the Company Disclosure Letter, (A) increase or grant any increase in the compensation or benefits of any current or former director, executive officer, employee, or independent contractor of the Company, other than increases in base salary in the ordinary course of business, consistent with past practice, for employees with base salaries below $250,000, (B) amend or adopt any Company Plan (other than any such amendment that does not increase the benefits under, or increase the cost to the Company or any of its Subsidiaries of maintaining, the applicable Company Plan) or (C) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund or secure the payment of, any compensation or benefits under any Company Plan;

(xi)     implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii)     compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (excluding monetary damages that are covered by the Company’s insurance policies) (A) not in excess of $1,000,000 or (B) consistent with the reserves reflected in the Company Balance Sheet;

(xiii)     (A) make, change or revoke any material Tax election, (B) change an annual accounting period or change (or make a request to any Tax authority to change) any material aspect of its method of accounting for Tax purposes, (C) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment with respect to any material amount of Taxes, (D) enter into any material Tax sharing, closing, or similar agreement in respect of any material Taxes, or (E) obtain or request any material Tax ruling;

(xiv)     cancel, modify, reduce or terminate any material insurance policy without entering into a comparable replacement insurance policy on commercially reasonable terms;
(xv)     enter into, amend or modify in any material respect or terminate any Material Contract or any contract that, if entered into as of or prior to the date hereof, would constitute a Material Contract; or

(xvi)     agree to take any of the actions described in Section 5.1(b)(i)-(xv).

(c)     Notwithstanding anything to the contrary herein, (i) nothing shall prevent the Company or any of its Subsidiaries from taking, or failing to take, any action (including the establishment of any policy, procedure or protocol) in response to any COVID-19 Measure that would otherwise violate or breach this Agreement, potentially be deemed to constitute an action taken outside of the ordinary course of business, or otherwise potentially serve as a basis for Parent or Merger Sub to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, (ii) no consent of Parent or Merger Sub shall be required with respect to any such action, or failure to take such action (A) to the extent that the requirement of such consent would violate applicable Law or (B) if such action is taken, or omitted to be taken, by the Company or its Subsidiaries pursuant to any Law, directive or pronouncement issued by a Governmental Entity in response to COVID-19 and (iii) in making any determination as to whether the Company and its Subsidiaries have discharged their obligations to operate in the “ordinary course” or use “reasonable best efforts” or similar covenants, any actions or omissions should be assessed based on what is practicable or reasonable based on the circumstances created or influenced by COVID-19 and its effects on the domestic and international economy, as such circumstances may evolve from time to time prior to the Effective Time (but for the avoidance of doubt, this clause (iii) shall not apply to Parent’s and Merger Sub’s obligations pursuant to Section 5.7).
Section 5.2    Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date of this Agreement and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby, (b) materially adversely affect or materially delay the ability of Parent or Merger Sub to perform its covenants or agreements herein, (c) cause its representations and warranties set forth in Article IV to be untrue in any material respect or (d) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 5.3    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.4    Acquisition Proposals.

(a)    Except as set forth in this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective officers, directors, agents and representatives (including any investment banker, attorney, accountant or other advisor retained by the Company or any of its Subsidiaries collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, or (ii) engage or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.4 or contacting any Person making an Acquisition Proposal to ascertain facts or clarify terms for the purpose of the Company Board (or the Special Committee) reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal and shall promptly, and in any event no later than one Business Day following the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished in the last six months for the purpose of evaluating an Acquisition Proposal and shall terminate all dataroom access previously granted to any such Person or its Representatives. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; provided, that nothing in this Agreement shall restrict a Person from requesting on a confidential basis from the Company the waiver of a “standstill” or similar obligation or from the Company granting such a waiver to the extent necessary to comply with fiduciary duties under applicable Law.
(b)    Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.4(a) and that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the

Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may not enter into a confidentiality agreement without a standstill provision at least as restrictive as the standstill provisions in the Confidentiality Agreement) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(c)    Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(c)(ii), neither the Company Board nor the Special Committee shall (i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or approve or recommend, or publicly propose to approve, recommend or otherwise declare advisable, any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (any of such actions, an “Adverse Recommendation Change”; provided, that delivery of a written notice to Parent as contemplated by paragraph (d) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i)), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(d)    Notwithstanding anything to the contrary set forth in this Section 5.4, following receipt of a written Acquisition Proposal that did not result from a breach of this Section 5.4, and that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board and the Special Committee may at any time prior to the receipt of the Company Stockholder Approval, but not after, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:
(i)    (A) the Company shall have provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional three Business Day period) and (3) that, subject to clause (ii) below, the Company Board (acting upon the recommendation of the Special Committee) has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal and (y) in determining whether to make an Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board and the Special Committee shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and
(ii)    the Company Board (acting upon the recommendation of the Special Committee) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(e)    Notwithstanding anything to the contrary set forth in this Section 5.4, at any time prior to (but not after) obtaining the Company Stockholder Approval, upon the occurrence of any Intervening Event, the Company Board may make an Adverse Recommendation Change if all of the following conditions are met:
(i)    the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board (acting upon the recommendation of the Special Committee) has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would be inconsistent with the directors’ fiduciary duties under applicable Law; and
(ii)    the Company Board (acting upon the recommendation of the Special Committee) shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(f)    The Company as promptly as practicable (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.
(g)    Nothing set forth in this Agreement shall prevent the Company, the Company Board or the Special Committee from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e2(a), Rule 14d9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or the Special Committee, after consultation with their respective outside counsel, failure to disclose such information would reasonably be expected to violate their respective obligations or fiduciary or other duties under applicable Law; provided, that nothing in Section 5.4(g)(i) shall affect, waive or modify the Company’s obligations with respect to Section 5.4(a) through Section 5.4(f), including its obligations regarding an Adverse Recommendation Change.
(h)    As used in this Agreement:
(i)    “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries made after the date of this Agreement relating to (A) a merger, reorganization, consolidation, share purchase, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries, which is structured to permit such Person or group of Persons to, directly or indirectly, acquire beneficial ownership of 20% or more of the outstanding equity securities of the Company, or 20% or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.
(ii)    “Intervening Event” means a material event, circumstance, change or development that was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Stockholder Written Consent; provided, that an “Intervening Event” shall exclude any event, circumstance, change or development related to (A) any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries or (C) any changes in the market price, or change in trading volume, of the Shares (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).
(iii)    “Superior Proposal” means any bona fide written Acquisition Proposal (A) on terms which the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement and (B) that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith is capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
Section 5.5    Stockholder Written Consent; Information Statement.
(a)    Immediately following the execution and delivery of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall (i) submit the Stockholder Written Consent, in the form attached hereto as Exhibit E (the “Stockholder Written Consent”), to the Principal Stockholder and (ii) use its reasonable best efforts to obtain the Stockholder Written Consent, duly executed by the Principal Stockholder and duly delivered to the Company in accordance with the DGCL, from the Principal Stockholder before 9:00 a.m., New York, New York time, on the day immediately following the date of this Agreement (the “Stockholder Approval Deadline”), and deliver the Stockholder Written Consent, so duly executed, to Parent. The Company shall comply with applicable Law, the Company Charter and Company Bylaws in connection with obtaining the Stockholder Written Consent, including giving notice of the action so taken by pursuant to the Stockholder Written Consent in accordance with Section 228(e) of the DGCL and notice of the availability of appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL to the holders of Shares entitled thereto not executing the Stockholder Written Consent, together with any additional information required by the DGCL. The parties agree and acknowledge that the Stockholder Written Consent shall be void and of no further effect if this Agreement is terminated in accordance with the terms and conditions hereof.
(b)    As promptly as reasonably practicable after receipt of the Company Stockholder Approval (but in any event, no more than 10 days following the date hereof), the Company shall prepare, and the Company shall file with the SEC, the preliminary Information Statement relating to the Merger. Each of Parent and Merger Sub shall reasonably cooperate with the Company in the preparation of the preliminary Information Statement, the definitive Information Statement and any amendments or supplements thereto and shall promptly (and in any event within three days of the Company’s request therefor) furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act for inclusion therein. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Information Statement and shall consider in good faith for inclusion in the Information Statement any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement in definitive form to be mailed to the holders of Shares entitled thereto as promptly as reasonably practicable (and in any event within two (2) Business Days) after (1) the tenth calendar day after the initial filing of the preliminary Information Statement with the SEC if by such date the SEC has not informed the Company that it intends to review the Information Statement or (2) if the SEC has, by the tenth calendar day after the filing of the initial preliminary Information Statement with the SEC, informed the Company that it intends to review the Information Statement, the date on which the SEC confirms that it has no further comments on the Information Statement. The Company shall notify Parent promptly of (and in any event no more than one Business Day after) the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to the holders of Shares entitled thereto, as promptly as reasonably practicable, such amendment or supplement. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any such amendments or supplements to the Information Statement and shall reasonably consider in good faith for inclusion in any amendments or supplements any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to review by Parent as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of Shares entitled thereto. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement pursuant to this Section 5.5(b).
(c)    Immediately following the execution and delivery of this Agreement, Parent shall duly execute and deliver, in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, a written consent duly adopting this Agreement in its capacity as the sole stockholder of Merger Sub, which written consent shall thereupon become effective in accordance with its terms, the DGCL and the certificate of incorporation and bylaws of Merger Sub, and promptly following the effectiveness of such written consent Parent shall provide a copy of such duly executed written consent to the Company.
Section 5.6    Access to Information; Confidentiality.
(a)    From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best effects to cause its Subsidiaries, officers, directors and representative to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, consistent with applicable Law (including any applicable COVID-19 Measures), so long as such access does not jeopardize the health and safety of any employee of the Company or its Subsidiaries, and solely for the purpose of consummating the Merger or the other transactions contemplated herein, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials and, provided, that neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to result in any significant interference with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information, books and records, or other data or materials where such access or disclosure would (i) breach any agreement with any third-party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any such Subsidiary or (iii) violate any applicable Law.
(b)    Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company, the Principal Stockholder and the Company’s Subsidiaries furnished to Parent and Merger Sub, in connection with the Merger and the other transactions contemplated by this Agreement, in accordance with the Confidentiality Agreement, dated August 4, 2020, between American Securities LLC and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.
Section 5.7    Further Action; Efforts.
(a)    Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done (but subject to the other provisions of this Section 5.7), and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law

(including under any Antitrust Law (as defined below)) to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent, non-action or expiration of any applicable waiting period under the HSR Act, the Competition Act or any other Foreign Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement, including the Merger, under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity, that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement, including the Merger.
(b)    In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than five Business Days from the date of this Agreement, a filing of a Notification and Report Form pursuant to the HSR Act. In addition, with respect to the Competition Act Approval, (a) Parent shall file a submission with the Commissioner requesting an advance ruling certificate (“ARC”) or, in lieu thereof, a No-Action Letter (“ARC Request”) no later than ten Business Days from the date of this Agreement, and (b) unless otherwise agreed by the parties, Parent and the Company shall each file with the Commissioner the notice and information required under section 114(1) of the Competition Act no later than five Business Days following the date of the filing of the ARC Request. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.
(c)    If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the Merger or any of the other transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.
(d)    The parties shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)    cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder, without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in connection with this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
(e) In addition, Parent shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents or non-actions required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement, including the Merger. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.7 shall include Parent committing to: (i) selling, divesting, or otherwise conveying particular assets, categories, or portions or parts of assets or businesses of Parent and its Affiliates; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, or portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, or portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or the Competition Act or consents or non-

actions from any Governmental Entity, including the Commissioner, necessary to consummate the Merger and the other transactions contemplated hereby; provided, that Parent and its Affiliates shall not be required to take, or cause to be taken (and the Company shall not take, without the prior written consent of Parent), any actions, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, assets, financial condition or results of operations of Parent, the Company and its Subsidiaries, taken as a whole. Parent and its Affiliates shall not acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially delay receipt of, any applicable clearance, consent, approval or waiver under the HSR Act or Competition Act with respect to this Agreement.
(f)    Notwithstanding the foregoing, all commercially and/or competitively sensitive information and materials of a party will be provided to the other parties on an outside counsel only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.
(g)    For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, any other Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
Section 5.8    Employee Matters.
(a)    Parent shall, or shall cause the Surviving Corporation to, provide each employee who is employed by the Company or any of its Subsidiaries as of immediately prior to the Closing Date and whose employment continues with the Surviving Corporation or any of its Subsidiaries from the Closing Date (each, a “Continuing Employee”), for the period beginning on the Closing Date and ending on the one-year anniversary thereof (or, if shorter, the employee’s current remaining period of employment) with (i) an annual base salary or hourly wage rate, as applicable, that is no less than the annual base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) that are, on an aggregate basis, at least substantially comparable to the benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) provided by the Company to such Continuing Employee immediately prior to the Closing Date.
(b)    As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service credited under each Company Plan in which each Continuing Employee participated immediately prior to the Effective Time for purposes of eligibility, vesting and vacation and severance benefit accruals (but not for purposes of benefit accruals under any other plan, program or policy, including any defined benefit pension plans) under any plan, program or policy maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”), to the same extent recognized by the Company under such Company Plan; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for purposes of benefit accrual. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation to the extent such pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation was not applicable as of immediately prior to the Closing under any Company Plan and (ii) for the plan year in which Continuing Employees of the Company transition from Company Plans to other Parent Plans, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar Company Plans immediately prior to such benefit plan transition date.
(c)    Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or in any similar state or local Law affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee.
(d)    The Company shall promptly, and in all events by no later than the first regularly scheduled payroll date that is at least five Business Days following the Closing Date, pay through the Surviving Corporation’s payroll the amounts due to participants under the LSF9 Cypress Parent LLC Long Term Incentive Plan, as amended, and the award agreements thereunder (collectively, the “LSF9 LTIP”), as directed by the Principal Stockholder. In accordance with the terms of that certain Assignment and Assumption Agreement dated as of February 8, 2017, the Principal Stockholder shall deposit with the Company, by no later than the Closing Date, an amount in cash equal to the aggregate amount of such amounts payable to the participants under the LSF9 LTIP, including the employer portion of all related payroll Taxes. The Company shall take all actions necessary to terminate the LSF9 LTIP effective as of immediately following the Closing and to ensure that participants under the LSF9 LTIP have no further rights thereunder other than the right to receive their payments as described in this Section 5.8(d). The Company shall provide Parent prior to the Closing with evidence, reasonably acceptable to Parent, regarding the action taken to effectuate the foregoing sentence.
(e)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, Parent Plan or any other benefit plan or arrangement, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement, or (iv) create a right in any Continuing Employee to employment with Parent or the Surviving Corporation or restrict in any way the rights of Parent or the Surviving Corporation to terminate such Continuing Employee’s services at any time for any reason or no reason. Nothing herein is intended to provide any Continuing Employee any third party beneficiary rights under this Agreement.

Section 5.9    Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.10    Notification of Certain Matters. The Company and Parent shall as promptly as practicable notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice shall not constitute a failure of a condition set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.
Section 5.11    Indemnification, Exculpation and Insurance.
(a)    Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any pending or threatened Action, whether civil, criminal, administrative or investigative, (i) arising out of, pertaining to, or by reason of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or, while a director, officer or employee of the Company or its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, (ii) arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective

Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof or (iii) in connection with the enforcement of any Indemnified Party’s rights under this Section 5.11 by such Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened Action, including any such Action to enforce any Indemnified Party’s rights under this Section 5.11, (A) each Indemnified Party shall be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such Action from Parent and the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof prior to the final disposition of such Action; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under this Agreement or any Law, Contract or other source for which indemnification may be available, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.
(b)    Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, as set forth on Section 5.11(b) of the Company Disclosure Letter, shall survive the Merger and continue in full force and effect and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
(c)    At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, including the Merger. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.
(d)    If the Company has not purchased such tail policy prior to the Effective Time, for a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.
(e)    Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) for which any Indemnified Party may have rights to indemnification, exculpation or advancement hereunder is instituted on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.
(f)    The indemnification, exculpation and rights to advancement provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and following the Effective Time may not be amended without their prior written consent).
(g)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person (by merger, consolidation, division, operation of law or otherwise), then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.
Section 5.12    Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.13    Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and, prior to an Adverse Recommendation Change, shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The restrictions set forth in this Section 5.13 shall not apply to any press release or statement issued or proposed to be issued in connection with, or in response to, an Adverse Recommendation Change, an Acquisition Proposal or a Superior Proposal. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.
Section 5.14    Reserved.
Section 5.15    Financing Cooperation.
(a)    Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, and will use its reasonable best efforts to cause its and their respective directors, officers, employees and representatives to use reasonable best efforts, to provide Parent and Merger Sub with all customary cooperation reasonably requested by Parent or Merger Sub to assist it in causing the conditions in its Debt Commitment Letters to be satisfied or as is otherwise customary and reasonably requested by Parent or Merger Sub in connection with the Debt Financing, including using reasonable best efforts in connection with:
(i)    appropriate members of senior management of the Company participating in a reasonable and limited number of meetings, calls, presentations, due diligence sessions and sessions with Debt Financing Sources and/or rating agencies;
(ii)    reasonably assisting Parent, Merger Sub and the Debt Financing Sources with the preparation of customary rating agency presentations, bank information memoranda and lender presentations required in connection with its Debt Financing (including customary authorization letter), providing unaudited monthly financial statements of the Company and its Subsidiaries (in the form of the schedule attached to Section 5.15(a)(ii) of the Company Disclosure Letter) no later than 15 days after the final day of each month after the date of this Agreement and such other customary and readily available information with respect to the Company and its Subsidiaries as may reasonably be requested by Parent, Merger Sub or the Debt Financing Sources;
(iii)    reasonably assisting Parent and Merger Sub in connection with the preparation of (but not executing prior to the Closing Date) any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent, Merger Sub or the Debt Financing Sources and otherwise reasonably cooperating with Parent and/or Merger Sub in facilitating the pledging of collateral and the granting of security interests required by its Debt Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(iv)    reasonably facilitating (A) the pledging or the reaffirmation of the pledge of collateral and (B) the payoff of existing indebtedness for borrowed money of the Company and its Subsidiaries (including under the Credit Agreements) and the release and termination of any and all related Liens (including obtaining and delivering the Payoff Letters and other cooperation in connection therewith) to the extent required by its Debt Commitment Letters, on or prior to the Closing Date;
(v)    taking all corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (B) cause the direct borrowing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;
(vi)    if reasonably requested in writing at least 10 Business Days prior to the Closing, providing at least 3 Business Days prior to Closing, Parent, Merger Sub and/or the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations; and
(vii)    providing reasonable and customary cooperation to Parent, Merger Sub and the Debt Financing Sources (or third party evaluators on their behalf) in obtaining customary appraisals and field exams required in connection with the Debt Financing upon reasonable prior notice during normal business hours and in providing such available information as it reasonably requested to assist Parent and Merger Sub in their preparation of borrowing base certificates required in connection with the Debt Financing and determination of eligible borrowing base assets, including permitting prospective lenders or investors involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, commercial finance examinations and inventory appraisals, conducting other customary collateral-related diligence and reasonably assisting Parent and Merger Sub with the establishment of blocked account and control agreements of the Company and its Subsidiaries to be effective no earlier than the Effective Time) in connection with the Debt Financing, in each case, to the extent customary and necessary to obtain any portion of the Debt Financing consisting of an asset-based credit facility.
(b)    Nothing in this Section 5.15 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time, (ii) cause any condition set forth in Article VI to not be satisfied, (iii) enter into any definitive agreement that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time, (iv) give any indemnities that are effective prior to the Effective Time, or (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the ordinary conduct of the business or the Company and its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 5.15 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion (including any accountants’ cold comfort letters or reliance letters) or take any other action under this Section 5.15 that could reasonably be expected to result in personal liability to such officer or Representative or (B) the Company Board or the Special Committee to approve any financing or Contracts related thereto prior to the Effective Time.
(c)    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger or the other transactions contemplated hereby.
(d)    All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to customary confidentiality arrangements no less restrictive than the Confidentiality Agreement, including customary “click-through” or similar confidentiality arrangements used in financings similar to the contemplated Debt Financing.
(e)    Promptly upon request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Representatives in connection with the cooperation of the Company and its Representatives contemplated by this Section 5.15.
(f)    Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than information provided by the Company, its Subsidiaries and/or their respective Representatives expressly for use in connection with the Debt Financing), except to the extent such liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement arise out of or result from the gross negligence, willful misconduct or bad faith of the Company, its Subsidiaries and/or their respective Representatives.
(g)    Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that obtaining the Financing is not a condition to the Closing.
Section 5.16    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, including with respect to the consummation of the Merger.
Section 5.17    Rule 14d-10 Matters. Prior to the Effective Time and to the extent permitted by applicable legal requirements, the compensation committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.
Section 5.18    Stock Exchange De-listing. Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time.
Section 5.19    Stockholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any stockholder litigation against the Company and/or its officers or directors, in their capacity as such, relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. The Company shall not, except with the prior written consent of Parent, offer to settle or settle or compromise any such shareholder litigation.
Section 5.20    Debt Payoff Letters. No later than two (2) Business Days prior to the Closing, the Company shall obtain and deliver to Parent customary payoff letters in respect of the Credit Agreements, in form and substance reasonably satisfactory to Parent and the lenders thereunder, evidencing the discharge of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (the “Payoff Letters”).
Section 5.21    Company Budget. If the Company determines prior to the Closing to finalize the Company’s annual budget for the fiscal year ending December 31, 2021, it will consult with Parent on finalizing such budget.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver (by the parties to this Agreement) at or prior to the Effective Time of the following conditions:
(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)    No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger; provided, that a party may not invoke this condition (x) if such party’s failure to comply with Section 5.7 materially contributed to the failure of this condition to be satisfied and (y) unless such party has complied in all material respects with its obligations under this Agreement to seek to have any such order lifted.
(c)    HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) including any agreement with any Governmental Entity to delay the transactions contemplated by the Agreement under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and the Competition Act Approval shall have been obtained and remain in force.
(d)    Information Statement. The Information Statement shall have been mailed to the Company’s stockholders entitled thereto in accordance with Section 5.5(b) at least 20 days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).
Section 6.2    Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).
(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.
(c)    Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).
Section 6.3    Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties.
(i)    the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b) and Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date) except for de minimis inaccuracies with respect to Section 3.2(a) and Section 3.2(b);
(ii)    the representations and warranties of the Company set forth in Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.3(a), Section 3.8(c), Section 3.21 and Section 3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date); and
(iii)    the other representations and warranties of the Company set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, change, occurrence or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).
Section 6.4    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach (and Parent and Merger Sub may not rely on any such failure caused by each other breaches) of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after, the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company:
(i)    if the Merger shall not have been consummated on or before March 31, 2021 (the “Outside Date”); provided, that neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have materially contributed to the failure of the Merger to be consummated by the Outside Date and such action or failure to perform constitutes a breach of this Agreement; or
(ii)    if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7.
(c)    by the Company:
(i)    at any time prior to the Closing, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has (x) prevented or would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger when required pursuant to this Agreement or (y) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Outside Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement in any material respect;
(ii)    at any time prior to obtaining the Company Stockholder Approval, if (A) the Company Board (acting upon the recommendation of the Special Committee) authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.4(d), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4(d) enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company-Paid Termination Fee; or
(iii)    if the Stockholder Written Consent has not been delivered to Parent by the Stockholder Approval Deadline and Parent fails to terminate this Agreement pursuant to Section 7.1(d)(iii) by the tenth Business Day after the date of this Agreement; provided, that the Company’s right to terminate this Agreement pursuant to this Section 7.1(c)(iii) must be exercised within ten Business Days following the last day that Parent could have terminated this Agreement pursuant to Section 7.1(d)(iii).
(d)    by Parent:
(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Outside Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement in any material respect;
(ii)    if prior to receipt of the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change; or
(iii)    if the Stockholder Written Consent has not been delivered to Parent by the Stockholder Approval Deadline; provided, that the right to terminate this

Agreement pursuant to this Section 7.1(d)(iii) must be exercised by the tenth Business Day after the date of this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.
Section 7.2    Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that:
(a)    the provisions of Section 3.21 and 4.11 (Brokers), Sections 3.23 and 4.12 (No Other Representations), Section 5.13 (Public Announcements), subsections (d), (e) and (f) of Section 5.15 (Financing Cooperation), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial), Section 8.16 (No Presumption Against Drafting Party) and Section 8.17 (Parent and Merger Sub) of this Agreement shall survive the termination hereof; and
(b)    Parent or the Company may have liability as provided in Section 7.3 (Fees and Expenses).
In addition to the foregoing, no termination of this Agreement shall affect the rights or obligations of any party pursuant to the Confidentiality Agreement or the Equity Commitment Letter, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
Section 7.3    Fees and Expenses.
(a)    Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Information Statement, shall be shared equally by Parent and the Company. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.
(b)    Company-Paid Termination Fee
(i)    In the event that:

(1)    this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been communicated to the senior management of the Company, the Company Board or the Special Committee and not withdrawn prior to such termination and (B) within twelve months after such termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is ultimately consummated) (provided, that for purposes of this Section 7.3(b)(i)(1), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);
(2)    this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or
(3)    this Agreement is terminated pursuant to Section 7.1(c)(iii), Section 7.1(d)(ii) or Section 7.1(d)(iii)
then, in any such case, the Company shall pay Parent a termination fee of $25,000,000 (the “Company-Paid Termination Fee”). Parent acknowledges and agrees that payment of the Company-Paid Termination Fee, together with any Collection Costs (as defined below) payable, shall be deemed to be liquidated damages and such amounts shall be the sole and exclusive monetary remedy of Parent, Merger Sub and any other Person against the Company or the Company’s Related Parties (as defined below), and none of the Company or the Company’s Related Parties shall have any other liability or obligation (other than to the Company) for any losses, claims, damages or liabilities suffered or incurred by Parent, Merger Sub, their respective Affiliates and other Related Parties or any other Person relating to or arising out of this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated), and none of Parent, Merger Sub, any of their respective Affiliates or other Related Parties or any other Person shall be entitled to bring or maintain any other Action against the Company or any other of the Company’s Related Parties arising out of this Agreement, or any of the transactions contemplated hereby (including the failure thereof to be consummated) or any matters forming the basis for such termination, whether in law, in contract, in tort, or otherwise. For the avoidance of doubt, in no circumstances will the Company be required to pay the Company-Paid Termination Fee on more than one occasion.
(ii)    Payment of the Company-Paid Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (x) upon the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(1), (y) prior to or substantially concurrently with termination, in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(2) or (z) within two Business Days after termination, in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(3).
(c)    Each of Parent, Merger Sub and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or its Affiliates commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (collectively, the “Collection Costs”).
Section 7.4    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by action taken or authorized by their respective Boards of Directors (and, in the case of the Company, the Special Committee); provided, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 7.5    Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors (and, in the case of the Company, the Special Committee), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement (other than those set forth in Sections 3.23 and 4.12 (No Other Representations) hereof) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to Parent, Merger Sub or the Surviving Corporation, to:
c/o American Securities LLC
299 Park Avenue, 34th Floor
New York, New York 10171
Attention: Kevin Penn; Eric Schondorf, Esq.
Email: kpenn@american-securities.com;
eschondorf@american-securities.com
with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael E. Lubowitz
E-mail: michael.lubowitz@weil.com
(ii)    if to the Company, to:
Foundation Building Materials, Inc.
2520 Red Hill Ave.
Santa Ana, CA 92705
Attention: Ric Tilley, General Counsel
E-mail: Ric.Tilley@fbmsales.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 Ross Avenue, Suite 2100
Dallas, Texas 75201
Attention: Jeffrey Chapman
E-mail: JChapman@gibsondunn.com
and
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: Mark J. Gentile
E-mail: gentile@rlf.com

Section 8.3    Certain Definitions. For purposes of this Agreement:
(a)    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that, except for purposes of Section 5.7(e), no portfolio company of, or managed by, Sponsor or their respective Affiliates shall be deemed Affiliates of Parent or Merger Sub.
(b)    “Borrowed Money Indebtedness” means the unpaid principal amount and accrued interest, premiums, penalties and other fees, expenses (if any) and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) under the Credit Agreements.
(c)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.
(d)    “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).
(e)    “Commissioner” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or his designee.
(f)    “Company Stockholder Approval” means, the written consent of the holder(s) of a majority of the outstanding Shares adopting this Agreement. The delivery of the executed Stockholder Written Consent from the Principal Stockholder in accordance with Section 228 of the DGCL shall constitute Company Stockholder Approval for all purposes hereunder.
(g)    “Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C 34, as amended from time to time, and the rules and regulations promulgated thereunder.
(h)    “Competition Act Approval” means that either of the following shall have occurred: (i) the Commissioner shall have issued an ARC to Parent under Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement, or (ii) both (a) the applicable waiting period under Section 123 of the Competition Act, including any extension thereof, shall have expired, been waived or terminated, or a waiver shall have been provided under paragraph 113(c) of the Competition Act, and (b) the Commissioner shall have issued written confirmation to Parent stating that he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement ( “No-Action Letter”).
(i)    “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;
(j)    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.
(k)    “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.
(l)    “Credit Agreements” means (i) that certain ABL Credit Agreement, dated as of August 13, 2018, among FBM Alpha LLC, as Holdings, Foundation Building Materials Holding Company LLC, as the Lead Borrower, the Additional U.S. Borrowers party thereto, the Canadian Borrowers party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, RBC Capital Markets, and Suntrust Robinson Humphrey, as Joint Lead Arrangers and Joint Bookrunners, and (ii) that certain Term Loan Credit Agreement, dated as of August 13, 2018, among FBM Alpha LLC, as Holdings, Foundation Building Materials Holding Company LLC, as the Borrower, the Lenders party thereto and Royal Bank of Canada, as Administrative Agent, and RBC Capital Markets, Goldman Sachs Bank USA, Suntrust Robinson Humphrey, Inc. and Stifel Syndicated Credit LLC, as Joint Lead Arrangers and Joint Bookrunners, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
(m)    “Debt Commitment Letter” means any debt commitment letter entered into by Merger Sub pursuant to which the Debt Financing Sources party thereto have committed subject to the terms and conditions thereof, to lend the amounts set forth therein with respect to the Financing.
(n)    “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter.
(o)    “Debt Financing Sources” means the Persons that have committed to provide the Debt Financing, together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.
(p)    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code.
(q)    “knowledge” of the Company or any similar knowledge qualification in this Agreement means the actual knowledge of the individuals listed on Section 8.3(k) of the Company Disclosure Letter.

(r)    “Person” means an individual, corporation, partnership (limited or general), limited liability company, association, trust or other entity or organization, including any Governmental Entity.
(s)    “Principal Stockholder” means LSF9 Cypress Parent 2 LLC.
(t)    “Related Party” means, with respect to Parent, Merger Sub or the Company, their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or permitted assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or permitted assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or permitted assigns of any of the foregoing.
(u)    “Sponsor” means the affiliated funds of Parent party to the Equity Commitment Letter.
(v)    “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.
Section 8.4    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 8.5    Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter hereof and thereof.

Section 8.6    Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (b) if the Effective Time occurs (i) the right of the Company stockholders to receive the Merger Consideration, and (ii) the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 8.8    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.9    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that Parent may assign all of its rights, but not its duties, under this Agreement or any related documents to any Debt Financing Source as collateral security, but any such assignment shall not relieve Parent of its obligations under this Agreement and the Company shall have no obligation to pursue remedies against any assignee of Parent before proceeding against Parent for any breach of its obligations hereunder. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.10    Specific Performance.
(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and the Equity Commitment Letter and to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letter in the appropriate court pursuant to Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party or parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party hereto institutes any Action against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the Action shall be entitled to receive, in addition to all other remedies to which it may be entitled, the reasonable costs incurred by such party in connection with such Action, including reasonable attorneys’ fees and expenses and court costs.
(b)     For the avoidance of doubt, in no event shall the exercise of the Company’s or any of its Subsidiaries’ right to seek specific performance pursuant to this Section 8.10 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Article VII and/or pursue all applicable remedies at law.
Section 8.11    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 8.13    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 8.15    PDF Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.
Section 8.16    No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 8.17    Parent and Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.
Section 8.18    No Recourse. Except with respect to the Equity Commitment Letter and the Company’s rights and the Sponsor’s obligations thereunder, and without limiting the Company’s rights to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letter, (a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party and (b) nothing in this Agreement shall create or be deemed to create any personal liability or obligation on the part of any direct or indirect equityholder of the parties hereto or any officer, director, manager or employee of the parties hereto.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
ASP FLAG INTERMEDIATE HOLDINGS, INC.

By: /s/ Eric L. Schondorf
                        Name: Eric L. Schondorf
                        Title: Vice President and Secretary
ASP FLAG MERGER SUB, INC.

By: /s/ Eric L. Schondorf
                        Name: Eric L. Schondorf
                        Title: Vice President and Secretary

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

FOUNDATION BUILDING MATERIALS, INC.

By: /s/ Richard Tilley
                        Name: Richard Tilley
                        Title: Vice President, General Counsel and
Secretary

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER